GreenSky, Inc. Reports Second Quarter 2019 Financial Results

Announces Intent to Explore Strategic Alternatives
Record Transaction Volume up 20% to $1.6 Billion
Net Income of $39.2 Million; Adjusted EBITDA of $52.9 Million
Diluted EPS of $0.19

Atlanta, August 6, 2019, GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the three and six months ended June 30, 2019.

"I am pleased to report that the Company generated solid operating results and posted record quarterly Transaction Volume of $1.6 billion, up 20% over the prior year, for the quarter ended June 30, 2019. Revenues for the second quarter grew 31% over the prior year to $138.7 million, with Adjusted EBITDA for the quarter of $52.9 million. Cash flow generated from operations for the six months ended June 30, 2019 was $89.8 million." said David Zalik, GreenSky Chairman and CEO.

"Notwithstanding the Company's solid operating results, in light of the complexity of the Company’s operating model, we do not believe that the Company's current market value is reflective of the Company’s strong record of cash flow generation and intrinsic value. Accordingly, GreenSky’s Board of Directors, working together with its senior management team and legal and financial advisors, has commenced a process to explore, review and evaluate a range of potential strategic alternatives focused on maximizing stockholder value. In connection with this review, GreenSky has retained FTP Securities LLC (“FT Partners”) and J.P. Morgan Securities LLC as its financial advisors, and Cravath, Swaine & Moore LLP and Troutman Sanders LLP as its legal advisors," Zalik continued.

“I am excited about what GreenSky has accomplished and our opportunities for continued growth and innovation in all of our product segments and verticals. We have nearly 17,000 active merchants and providers on our platform and have facilitated over $19 billion in point of sale financing for over 2.6 million consumers since inception. Our bank partner network is robust with aggregate funding commitments of $11.9 billion, of which $4.0 billion were unused, at June 30, 2019. Moreover, even after deploying more than $146 million to repurchase shares over the past eight months, our liquidity position is strong with over $209 million of unrestricted cash on hand at June 30, 2019. We continue to execute on our strategy and will always remain focused on providing exceptional value to all members of the GreenSky ecosystem: our merchants, bank partners, and consumers. Our Board of Directors is committed to enhancing value for our stockholders, and this review is an important next step for our continued success,” added Zalik.

The Company’s Board of Directors has not set a timetable for this process nor has it made any decisions related to strategic alternatives at this time, and there is no assurance that the Board’s exploration of strategic alternatives will result in any change of strategy or transaction being entered into or consummated or, if a transaction is undertaken, as to its terms, structure or timing. The Company does not intend to make further public comment regarding these matters unless and until the Board has approved a specific transaction or alternative or otherwise concludes its review. As the Company evaluates its alternatives, it is suspending financial guidance, and investors should not rely on its previously issued guidance.

Second Quarter Financial Highlights:

•
Transaction Volume and Transaction Fee Rate: Second quarter transaction volume increased 20% over the prior year to $1.6 billion. The average transaction fee rate was 6.9% in the second quarter, up from 6.8% in the second quarter of 2018.

•
Revenue: Second quarter revenue grew 31% over the prior year to $138.7 million from $105.7 million. Consistent with our transaction volume growth, transaction fees were up 20% to $108.4 million. Servicing and other revenue of $30.3 million was up 96%, of which $5.9 million was primarily due to continued portfolio growth and $9.0 million was due to the recognition of a servicing asset associated with an increase to the contractual fixed servicing fee for one of the Bank Partner’s servicing agreements.

•
Net Income and Pro Forma Net Income(1): GAAP Net Income for the second quarter of 2019 was $39.2 million or $0.19 per diluted share. Second quarter Pro Forma Net Income was $33.6 million, which reflected incremental tax expense assuming all of our noncontrolling interests were subject to corporate income taxation at our full year expected tax rate of 19.25%.

•	Adjusted EBITDA and Adjusted EBITDA Margin(1): Second quarter Adjusted EBITDA was $52.9 million and 38% of revenue compared to $51.9 million and 49% of revenue for the second quarter of 2018.

•	Operating Cash Flow and Free Cash Flow: For the six months ended June 30, 2019, operating cash flow and free cash flow were $89.8 million and $37.5 million, respectively.

•	Bank Partner Commitments: As of June 30, 2019, the Company had aggregate bank partner commitments of $11.9 billion from its nine Bank Partners, $4.0 billion of which were unused.

•	Liquidity: As of June 30, 2019, the Company had unrestricted cash of $209 million, in addition to an unused $100 million working capital line of credit available.

Key business metrics:

	Three Months Ended June 30,
	2019	2018	Growth
Active Merchants (at end of period)	16,603	13,440	24%
Transaction Volume ($ millions)	$1,578	$1,318	20%
Loan Servicing Portfolio ($ millions)(2)	$8,191	$6,253	31%
Cumulative Consumer Accounts (in thousands)	2,632	1,897	39%
Origination Productivity Index(3)	21.3%	22.3%	n/m
__________________________

(1)	Pro Forma Net Income and Adjusted EBITDA are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

(2)	The average loan servicing portfolio for the three months ended June 30, 2019 and 2018 was $7,884 million and $5,931 million, respectively.

(3)
This index captures projected future gross cash flows related to the respective period's originations, expressed as a percentage of the period's originations. Refer to the Second Quarter 2019 Earnings Presentation for additional information.

Business update:

•
Data Science: The Company launched a Data Science division to strengthen its consumer protection capabilities by employing artificial intelligence and machine learning to detect suspicious activity earlier, alert consumers faster and remediate issues more efficiently.

•
New Chief Technology Officer: With over 20 years' experience leading technology strategy, software and product development, Minaz Vastani joined GreenSky’s leadership team in the second quarter, and will focus on advancing the competitive differentiation of the Company’s point of sale technology platform.

•
American Express Alliance: Augmenting GreenSky's low cost acquisition of highly qualified home improvement and elective healthcare providers, the American Express alliance, since its launch in early September 2018, has resulted in nearly 4,700 referrals to GreenSky for enrollment evaluation.

•
Share Repurchases: During the second quarter of 2019, the Company repurchased approximately 4.5 million shares of its Class A common stock at a cost of $51.3 million under the Company's Board-approved $150 million share repurchase program. Since announcing the share repurchase program, the Company has repurchased 13.4 million shares of its Class A common stock at a cost of $146.1 million. There will be no further share repurchases pursuant to this authorization.

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss second quarter 2019 results at 8:00 a.m. EST today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables nearly 17,000 active merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 2.6 million consumers have financed over $19 billion of commerce using our paperless, real time “apply and buy” technology. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, the outcome of our exploration of strategic alternatives, including the terms, structure and timing of any resulting transaction; our operations and financial performance; demand for our products; launch of new products; and the benefit from the establishment of the data sciences division. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission and include, but are not limited to, risks related to our ability to retain existing, and attract new, merchants and Bank Partners; our future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; our ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in our products and services; and our ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA and Pro Forma Net Income, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA is one of the key financial indicators of our business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of our platform.

We believe that Pro Forma Net Income is a useful measure because it makes our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation. We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non‑GAAP measures are presented for supplemental informational purposes only. These non‑GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as substitutes for, the analysis of other GAAP financial measures, such as net income. The non‑GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Rebecca Gardy
404-334-7334
Rebecca.gardy@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com

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GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	June 30, 2019	December 31, 2018

Assets
Cash and cash equivalents	$209,176	$303,390
Restricted cash	200,252	155,109
Loan receivables held for sale, net	2,798	2,876
Accounts receivable, net	22,622	15,400
Related party receivables	100	142
Property, equipment and software, net	14,194	10,232
Operating lease right-of-use assets	12,895	—
Deferred tax assets, net	359,969	306,979
Other assets	18,863	8,777
Total assets	$840,869	$802,905

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$14,430	$5,357
Accrued compensation and benefits	6,858	8,484
Other accrued expenses	1,308	1,015
Finance charge reversal liability	164,979	138,589
Term loan	385,662	386,822
Tax receivable agreement liability	303,233	260,901
Related party liabilities	—	825
Operating lease liabilities	15,761	—
Other liabilities	45,396	35,677
Total liabilities	937,627	837,670

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, par value $0.01 and 75,356,311 shares issued and 61,772,014 shares outstanding at June 30, 2019 and 59,197,863 shares issued and 54,504,902 shares outstanding at December 31, 2018	753	591
Class B common stock, par value $0.001 and 115,309,728 and 128,549,555 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	116	129
Additional paid-in capital	118,382	44,524
Retained earnings	39,163	24,218
Treasury stock	(146,119)	(43,878)
Accumulated other comprehensive income (loss)	(558)	—
Noncontrolling interest	(108,495)	(60,349)
Total equity (deficit)	(96,758)	(34,765)
Total liabilities and equity (deficit)	$840,869	$802,905

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Transaction fees	$108,365	$90,197	$192,413	$161,137
Servicing and other	30,330	15,507	49,982	29,893
Total revenue	138,695	105,704	242,395	191,030
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	56,228	33,765	114,265	69,895
Compensation and benefits	20,459	15,585	40,092	31,928
Sales and marketing	1,187	1,038	2,390	1,866
Property, office and technology	4,512	3,137	8,926	5,859
Depreciation and amortization	1,695	1,067	3,162	2,037
General and administrative	7,519	4,074	14,441	8,247
Related party expenses	589	230	1,125	813
Total costs and expenses	92,189	58,896	184,401	120,645
Operating profit	46,506	46,808	57,994	70,385
Other income (expense), net
Interest and dividend income	869	1,482	2,465	2,802
Interest expense	(6,323)	(5,787)	(12,566)	(11,378)
Other gains (losses)	(6,325)	(93)	(6,360)	(795)
Total other income (expense), net	(11,779)	(4,398)	(16,461)	(9,371)
Income before income tax expense (benefit)	34,727	42,410	41,533	61,014
Income tax expense (benefit)	(4,466)	1,594	(5,061)	1,594
Net income	$39,193	$40,816	$46,594	$59,420
Less: Net income attributable to noncontrolling interests	26,877	35,266	31,379	53,870
Net income attributable to GreenSky, Inc.	$12,316	$5,550	$15,215	$5,550

Earnings per share of Class A common stock(1):
Basic	$0.20	$0.10	$0.26	$0.10
Diluted	$0.19	$0.09	$0.23	$0.09

(1)
For the three and six months ended June 30, 2018, basic and diluted earnings per share of Class A common stock is applicable only for the period from May 24, 2018 through June 30, 2018, which is the period following the initial public offering and related Reorganization Transactions.

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$46,594	$59,420
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,162	2,037
Share-based compensation expense	5,936	2,851
Equity-based payments to non-employees	7	8
Operating lease liability payments	(143)	(193)
Amortization of debt related costs	840	840
Fair value change in assets and liabilities	(7,999)	201
Original issuance discount on term loan payment	(21)	(10)
Deferred tax expense (benefit)	(5,061)	1,594
Loss on remeasurement of tax receivable agreement liability	6,383	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	78	30,116
(Increase) decrease in accounts receivable	(7,375)	(2,065)
(Increase) decrease in related party receivables	42	182
(Increase) decrease in other assets	(870)	3,619
Increase (decrease) in accounts payable	9,378	(1,217)
Increase (decrease) in finance charge reversal liability	26,390	12,899
Increase (decrease) in related party liabilities	—	(1,044)
Increase (decrease) in other liabilities	12,448	366
Net cash provided by operating activities	89,789	109,604
Cash flows from investing activities
Purchases of property, equipment and software	(7,123)	(2,707)
Net cash used in investing activities	(7,123)	(2,707)
Cash flows from financing activities
Proceeds from IPO, net of underwriters discount and commissions	—	954,845
Purchases of GreenSky Holdings, LLC units	—	(901,833)
Purchases of Class A common stock	—	(53,012)
Issuances of Class B common stock	—	129
Redemptions of GreenSky Holdings, LLC units prior to Reorganization Transactions	—	(496)
Proceeds from term loan	—	399,000
Repayments of term loan	(1,979)	(350,115)
Member distributions	(17,757)	(127,640)
Payments under tax receivable agreement	(4,664)	—
Class A common stock repurchases	(104,272)	—
Equity option exercises prior to Reorganization Transactions	—	339
Payment of IPO related expenses	—	(2,749)
Payment of equity transaction expenses, prior to Reorganization Transactions	—	(32)
Payment of taxes on Class B common stock exchanges	(1,805)	—
Proceeds from option exercises	290	—
Payment of option exercise taxes	(1,550)	—
Net cash used in financing activities	(131,737)	(81,564)
Net increase (decrease) in cash and cash equivalents and restricted cash	(49,071)	25,333
Cash and cash equivalents and restricted cash at beginning of period	458,499	353,838
Cash and cash equivalents and restricted cash at end of period	$409,428	$379,171

Supplemental non-cash financing activities
Equity transaction costs accrued but not paid	$—	$1,106
Distributions accrued but not paid	7,105	11,493

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$39,193	$40,816	$46,594	$59,420
Interest expense	6,323	5,787	12,566	11,378
Tax expense (benefit)	(4,466)	1,594	(5,061)	1,594
Depreciation and amortization	1,695	1,067	3,162	2,037
Equity-related expense(1)	3,275	1,854	5,943	2,859
Transaction expenses(2)	6,383	759	6,383	1,882
Non-recurring expenses(3)	524	—	1,740	—
Adjusted EBITDA	$52,927	$51,877	$71,327	$79,170

(1)	Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.

(2)
For the three and six months ended June 30, 2019, includes loss on remeasurement of our tax receivable agreement liability. For the three and six months ended June 30, 2018, includes certain costs associated with our IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to our March 2018 term loan upsizing.

(3)
For the three months ended June 30, 2019, includes legal fees associated with IPO related litigation. For the six months ended June 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $959, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621.

Reconciliation of Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$39,193	$40,816	$46,594	$59,420
Transaction expenses(1)	6,383	759	6,383	1,882
Non-recurring expenses(2)	524	—	1,740	—
Incremental pro forma tax expense(3)	(12,481)	(8,038)	(14,620)	(12,439)
Pro Forma Net Income	$33,619	$33,537	$40,097	$48,863

(1)
For the three and six months ended June 30, 2019, includes loss on remeasurement of our tax receivable agreement liability. For the three and six months ended June 30, 2018, includes certain costs associated with our IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to our March 2018 term loan upsizing.

(2)
For the three months ended June 30, 2019, includes legal fees associated with IPO related litigation. For the six months ended June 30, 2019, includes the following: (i) legal fees associated with IPO related litigation of $959, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $160, and (iii) lien filing expenses related to certain Bank Partner solar loans of $621.

(3)
Represents the incremental tax effect on net income, adjusted for transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation at a full year effective tax rate of 19.25% for the three and six months ended June 30, 2019 and 22.3% for the three and six months ended June 30, 2018.

Reconciliation of Diluted EPS to Pro Forma EPS

Three Months Ended June 30, 2018
Diluted EPS	$0.09
Net income prior to IPO(1)	0.11
Tax effect of net income prior to IPO(2)	(0.02)
Pro Forma Diluted EPS(3)	$0.18

Weighted average shares outstanding – diluted	188,889,922

(1)	Represents net income earned during the three months ended June 30, 2018, prior to the IPO, of $19,609 divided by weighted average shares outstanding on a fully diluted basis.

(2)	We assumed a full year effective tax rate of 22.3%.

(3)
Pro Forma Diluted EPS recalculates to $0.18. "Net income prior to IPO" was rounded up for footing purposes. Transaction expenses were excluded from the reconciliation because the per-share effect was less than $0.01.